Exhibit 10.17

Danaher Corporation

Description of Non-Management Director Compensation Arrangements

Following is a description of the compensation arrangements for each of the Company’s non-management directors. Non-management directors receive meeting attendance fees of $2,500 per board meeting (whether telephonically or in person) and $1,000 per committee meeting (whether telephonically or in person), plus an annual cash retainer of $40,000. In addition, the non-management directors are eligible for grants of equity awards under the Amended and Restated Danaher Corporation 1998 Stock Option Plan, which is attached as Exhibit 10.1 and Exhibit 10.2 to Danaher’s Annual Report on Form 10-K for the year ended December 31, 2006.